EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 19, 2003 relating to the financial statements and financial statement schedule of STMicroelectronics N.V., which appears in STMicroelctronics N.V.'s Annual Report on Form 20-F for the year ended December 31, 2002.





PricewaterhouseCoopers Accountants N.V.
Amsterdam, The Netherlands
October 3, 2003